UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 1, 2018

BEIGENE, LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-37686	98-1209416
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

c/o Mourant Ozannes Corporate Services (Cayman) Limited

94 Solaris Avenue, Camana Bay

Grand Cayman KY1-1108

Cayman Islands

(Address of Principal Executive Offices) (Zip Code)

+1 (345) 949 4123

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On April 1, 2018, the Board of Directors (the “Board”) of BeiGene, Ltd. (“BeiGene” or the “Company”) appointed Jing-Shyh (Sam) Su to fill a vacancy on the Board. Mr. Su was appointed to serve as a Class I director until the 2020 Annual General Meeting of Shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal. Mr. Su has not been appointed to any committees of the Board as of the date of this Current Report on Form 8-K.

Mr. Su, aged 65, retired from Yum! Brands, Inc. (“Yum! Brands”) in May 2016, where he served as Vice Chairman of the Board of Directors, and was the Chairman and CEO of the company’s China division. During Mr. Su’s 26 years with the company, its China division grew from just four restaurants to over 7,000 to become the largest multinational restaurant chain in China, contributing more than half of Yum! Brands’ world-wide revenues in 2015. Mr. Su started his career with Yum! Brands in 1989 as KFC International’s director of marketing for the North Pacific region. In 1993, he became vice president of North Asia for both KFC and Pizza Hut. Mr. Su was named president of Greater China for Tricon Global Restaurants International upon Pepsi’s spin-off of the restaurant business in 1997. Before joining Yum! Brands, Mr. Su worked with Procter & Gamble in Germany and Taiwan. Mr. Su currently serves as a director of Li Ning Company Limited, and of the board of directors of Peet’s Coffee China; he also serves as an operating partner at Hillhouse Capital. Mr. Su earned his undergraduate degree at the National Taiwan University, an M.Sc. degree in Chemical Engineering at Pennsylvania State University, and an MBA at the Wharton School of the University of Pennsylvania. We believe that Mr. Su is qualified to serve on our Board based on his operating and management experience, expertise in marketing and brand development, particularly in China, and expertise in strategic planning and international business development.

Mr. Su will receive the same compensation and indemnification as the Company’s other independent directors, as described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 26, 2017. In accordance with the Company’s independent director compensation policy (the “Policy”) and the provisions of the Company’s 2016 Share Option and Incentive Plan, as amended (the “2016 Plan”), the Company granted Mr. Su a share option to purchase 63,290 ordinary shares, par value $0.0001 per share, with an exercise price equal to 1/13 of the closing price per share of the Company’s American Depositary Shares (“ADSs”) on the NASDAQ Global Select Market on April 2, 2018. One ADS represents 13 ordinary shares. The number of shares subject to the initial option grant awarded to Mr. Su was reduced from the amount specified in the Policy to reflect the annual limit on director compensation contained in the 2016 Plan. The share option will vest ratably over three years in annual installments and will become exercisable in full on the date of the third annual meeting of shareholders following the grant date. Mr. Su will also receive annual cash compensation of $45,000 for his service as a director and reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Additionally, Mr. Su will be entitled to annual equity grants in accordance with the Policy and the 2016 Plan.

There are no arrangements or understandings between Mr. Su and any other person pursuant to which he was elected as a director, nor are there any transactions between Mr. Su and the Company that would be reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Su’s appointment to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events.

As previously disclosed by the Company in its Current Report on Form 8-K filed on June 12, 2017, on June 8, 2017, The NASDAQ Stock Market (“NASDAQ”) notified the Company that the resignation of one of the Company’s Audit Committee members caused the Company to no longer comply with NASDAQ’s audit committee requirements in Listing Rule 5605, which require that audit committees have at least three members. Under NASDAQ rules, the Company had a cure period in order to regain compliance with this rule until the earlier of the Company’s next annual general shareholders’ meeting or June 1, 2018.

Effective April 1, 2018, the Board appointed Mr. Timothy Chen, one of its existing independent directors, to serve as a member of the Audit Committee, resulting in the Company regaining compliance with NASDAQ’s audit committee requirements in Listing Rule 5605. Mr. Chen has served as a member of the Board since February 2016 and will continue to serve on the Compensation Committee in addition to his appointment to the Audit Committee.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by BeiGene, Ltd. on April 3, 2018

Exhibit Index

Exhibit No.	Description
99.1	Press release issued by BeiGene, Ltd. on April 3, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEIGENE, LTD.

Date: April 4, 2018	By:	/s/ Scott A. Samuels
Scott A. Samuels
Senior Vice President, General Counsel